Exhibit 99.2

[Press Release]

XOMA Streamlines Operations to Invest in Value-Creating Activities

Berkeley, CA – January 5, 2012 – XOMA Corporation (Nasdaq: XOMA) today announced it has implemented significant organizational and structural changes that are designed to sharpen the Company’s focus on value-creating opportunities led by gevokizumab (XOMA 052) and the Company’s unique antibody discovery and development capabilities.

XOMA plans to reduce personnel by 84 positions, or 34%, including 50 positions to be eliminated immediately and the remainder by the end of the first quarter of this year.  The staff reductions result primarily from the Company’s decisions to utilize a contract manufacturing organization for Phase 3 and commercial production and to eliminate internal research functions that are non-differentiating or that can be obtained cost-effectively by contract service providers.  XOMA anticipates taking one-time charges for restructuring and related severance costs totaling approximately $6.0 million during 2012, of which $3.9 million will result in cash charges.  In the first quarter of 2012, the Company expects to take a charge of approximately $3.6 million.

As a result of these changes, XOMA expects to reduce ongoing net internal spending by approximately $14 million in 2012 compared to the 2011 level.  This reduction in fixed costs allows investment of a similar amount into gevokizumab’s clinical development during 2012.  These investments are variable costs and include the planned Phase 3 studies in non-infectious uveitis, initial external manufacturing technology transfer, as well as the recently announced multiple Phase 2 proof-of-concept clinical trials.  While a large portion of the Company’s historical manufacturing costs have been reimbursed under its collaborations with partners and biodefense contracts, these changes reduce the financial exposure in future periods when contracts may not be in place.

“We are streamlining XOMA’s operations in order to focus on our key near-term value driver, gevokizumab, and to drive our discovery science toward development of value-creating products and technologies,” stated John Varian, Chief Executive Officer.  “We anticipate our global gevokizumab Phase 3 program in non-infectious uveitis, including Behçet’s uveitis, will begin in the second quarter of 2012.  We also have begun enrolling patients in our Phase 2 proof-of-concept trial of gevokizumab in moderate to severe acne as part of our plan to pinpoint additional indications that can expand the commercial opportunities for our lead drug candidate.  Our strategy is to maximize the potential of XOMA’s flagship product, pursue discovery-based opportunities, and establish a U.S. commercial presence.”

The details of the organizational changes are as follows:

•
XOMA intends to utilize a globally recognized contract manufacturing organization (CMO) with operations in the U.S. and the E.U. for Phase 3 and commercial production of XOMA products.  XOMA and its partner Servier jointly made this decision.  The decision to outsource large-scale manufacturing activities will significantly reduce XOMA’s future capital requirements by eliminating approximately $13 million that would have been required to build and maintain commercial manufacturing capabilities.  The Company will retain its existing pilot facility and internal resources to manufacture Phase 1 and 2 product supplies and conduct early and mid-stage clinical trials in order to speed research and to enhance partnering potential.  Ongoing large-scale manufacturing operations are expected to be completed in the second quarter of this year.  The Company will not renew its existing lease on its 31,000-square-foot manufacturing facility when it expires in 2013.

•
XOMA will complete the biodefense contracts it has in place, but it will not actively pursue future contracts.  The Company has determined the potential for stockpiling grants from the U.S. government has declined even though the need remains for novel medical countermeasures for bioterror threats.  The infrastructure costs required for expanded biodefense activities without the certainty they would be paid for warrant completing the contracts that are in place but do not warrant further active pursuit.

•
XOMA will maintain its unique discovery and preclinical research expertise while using external resources on an as-needed basis for routine research activities.  Future internal programs will focus on applying XOMA’s expertise for the discovery of allosteric modulating antibodies for therapeutic targets that cannot be addressed by traditional blocking or neutralizing antibodies, including orphan indications.  The Company also will continue work on its ADAPT™ integrated display platform, which facilitates antibody discovery and rapid characterization.

•	Reflecting the needs of the streamlined organization, the Company’s general and administrative costs are expected to be reduced by approximately 20 percent.

“It is very difficult to let go of talented, hard-working people, particularly in these difficult times.  The Board, the executive team, and I would like to thank each of the affected staff for their dedication to XOMA and for the contributions they have made to the Company,” Mr. Varian concluded.

Guidance

XOMA will not be providing specific guidance on overall revenues or cash receipts for 2012 so as to best manage its ongoing business development discussions and other activities.  The Company currently anticipates cash used in ongoing operating activities in 2012 to be approximately $35 million.

About Gevokizumab

Gevokizumab (XOMA 052) is a potent monoclonal antibody with the potential to treat patients with a wide variety of inflammatory diseases and other diseases.  Gevokizumab binds strongly to interleukin-1 beta (IL-1 beta), a pro-inflammatory cytokine that has been shown to be involved in Behçet’s and other forms of non-infectious uveitis, cardiovascular disease, and other auto-inflammatory diseases.  By binding to IL-1 beta, gevokizumab inhibits the activation of the IL-1 receptor, thereby modulating the cellular signaling events that produce inflammation.

Les Laboratoires Servier is XOMA’s development and commercialization partner for gevokizumab.  XOMA holds rights to gevokizumab in the U.S. and Japan for non-cardiovascular indications, including non-infectious uveitis and acne for which clinical studies are ongoing.

About XOMA

XOMA is a leader in the discovery and development of novel antibody therapeutics.  The Company's lead drug candidate is gevokizumab (XOMA 052), a humanized antibody that binds to the inflammatory cytokine interleukin-1 beta, or IL-1 beta. XOMA’s proprietary product pipeline also includes antibodies against botulinum toxins, led by XOMA 3AB, a novel combination of three antibodies to prevent and treat botulism poisoning caused by exposure to botulinum neurotoxin Type A.  The Company’s preclinical pipeline includes candidates in development for autoimmune, cardio-metabolic, inflammatory and oncological diseases. Among these are two new classes of fully human monoclonal antibodies that activate (XMetA) or sensitize (XMetS) the insulin receptor in vivo, which represent distinct new therapeutic approaches to the treatment of patients with diabetes.

XOMA has a premier antibody discovery and development platform that incorporates an unmatched collection of antibody phage display libraries and proprietary optimization and expression and manufacturing technologies that it uses for its own pipeline and in collaborations with pharmaceutical and biotechnology companies.  XOMA is headquartered in Berkeley, California.  For more information, please visit www.xoma.com.

Forward-Looking Statements

Certain statements contained herein concerning anticipated timing of initiation of clinical trials, expected cash and non-cash restructuring charges, anticipated reductions in internal spending and general and administrative costs, and anticipated levels of cash utilization, or that otherwise relate to future periods are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions that may not prove accurate. Actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry and for companies engaged in the development of new products in a regulated market.

Among other things, the timing of initiation of clinical trials may be delayed or may never occur as a result of actions or inaction by regulators or present or future collaboration partners, complications in the design, implementation or third-party approval of clinical trials or unanticipated safety issues; the timing of certain charges will depend among other things on when certain facilities are vacated; anticipated reductions in internal spending and general and administrative costs may be other than as expected due to, or offset by expenditures relating to, changes in XOMA’s research and development programs or other businesses or increased costs associated therewith; and anticipated levels of cash utilization may be other than as expected due to unavailability of additional licensing or collaboration opportunities, inability to obtain the services of contract manufacturing or service providers on anticipated terms, higher than expected costs for clinical trials, outsourced manufacturing or other services, the effects of the pace of development spending in light of the terms of XOMA’s existing collaboration arrangements, or unanticipated changes in XOMA’s research and development programs or other businesses.

These and other risks, including those related to the generally unstable nature of current economic and financial market conditions; the results of discovery and pre-clinical testing; the timing or results of pending and future clinical trials (including the design and progress of clinical trials; safety and efficacy of the products being tested; action, inaction or delay by the FDA, European or other regulators or their advisory bodies; and analysis or interpretation by, or submission to, these entities or others of scientific data); changes in the status of existing collaborative or licensing relationships; the ability of collaborators, licensees and other third parties to meet their obligations and their discretion in decision-making; XOMA's ability to meet the demands of the United States government agency with which it has entered into its government contracts; competition; market demand for products; scale-up, manufacturing and marketing capabilities; availability of additional licensing or collaboration opportunities; international operations; share price volatility; XOMA's financing needs and opportunities; uncertainties regarding the status of biotechnology patents; and uncertainties as to the costs of protecting intellectual property, are described in more detail in XOMA's most recent filing on Form 10-K and in other SEC filings. Consider such risks carefully when considering XOMA's prospects.

XOMA Corporation
Company and Investor Contact:
Carol DeGuzman
510-204-7270
deguzman@xoma.com

Juliane Snowden
The Oratorium Group, LLC
jsnowden@oratoriumgroup.com

Canale Communications
Media Contact:
Pam Lord
619-849-6003
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